     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 1994
                                                       REGISTRATION NO. 33-52875


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           HEALTH AND REHABILITATION
                                PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)

                   MARYLAND
         (State or other jurisdiction                           04-6558834
      of incorporation or organization)          (I.R.S. Employer Identification Number)

                 400 CENTRE STREET, NEWTON, MASSACHUSETTS 02158
                                 (617) 332-3990
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              MARK J. FINKELSTEIN
                               400 CENTRE STREET
                          NEWTON, MASSACHUSETTS 02158
                                 (617) 332-3990
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies to:

            LENA G. GOLDBERG, ESQ.                      HOWARD G. GODWIN JR., ESQ.
             SULLIVAN & WORCESTER                              BROWN & WOOD
            ONE POST OFFICE SQUARE                        ONE WORLD TRADE CENTER
         BOSTON, MASSACHUSETTS 02109                     NEW YORK, NEW YORK 10048

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus, one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent offering outside the United States and Canada (the "International Prospectus"). The two prospectuses will be identical in all respects, except for the front cover page, the section entitled "Federal Income Tax and ERISA Considerations", the section entitled "Underwriting" and the outside back cover page.

     The form of the U.S. Prospectus is included herein and the form of the front cover page, "Federal Income Tax and ERISA Considerations" section, "Underwriting" section and outside back cover page of the International Prospectus are included following the back cover page of the U.S. Prospectus as pages X-1 through X-7.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS, DATED MARCH 29, 1994

PROSPECTUS
- -----------------
                               10,000,000 SHARES

                   HEALTH AND REHABILITATION PROPERTIES TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST
                            ------------------------

       Health and Rehabilitation Properties Trust (the "Company" or "HRP") is a real estate investment trust which invests primarily in retirement communities, assisted living centers, nursing homes and other long term care facilities. On March 25, 1994, the last reported sale price for the Shares on the New York Stock Exchange was $15 7/8.

     Of the 10,000,000 Shares offered by the Company, 8,500,000 Shares are being offered in the United States and Canada by the U.S. Underwriters and 1,500,000 Shares are being offered in a concurrent offering outside the United States and Canada by the International Managers (collectively, the "Offerings").
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------
                                  PRICE TO             UNDERWRITING            PROCEEDS TO
                                   PUBLIC               DISCOUNT(1)            COMPANY(2)
- ------------------------------------------------------------------------------------------------
Per Share..................            $                     $                      $
- ------------------------------------------------------------------------------------------------
Total(3)...................            $                     $                      $
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several U.S. Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933. See "Underwriting".

(2) Before deducting expenses payable by the Company estimated at $586,681.

(3) The Company has granted the U.S. Underwriters and the International Managers an option, exercisable by the U.S. Representatives for 30 days from the date of this Prospectus, to purchase up to 1,500,000 additional Shares solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting".

                            ------------------------

     The Shares offered hereby are offered by the several U.S. Underwriters, subject to prior sale, when, as and if issued to and accepted by them and subject to approval of certain legal matters by Brown & Wood, counsel for the U.S. Underwriters, and to certain other conditions. The U.S. Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Shares offered hereby
will be made in New York, New York on or about April   , 1994.
                            ------------------------

MERRILL LYNCH & CO.
              DONALDSON, LUFKIN & JENRETTE
                    SECURITIES CORPORATION

                                PAINEWEBBER INCORPORATED

                                              SMITH BARNEY SHEARSON INC.
                            ------------------------

               The date of this Prospectus is             , 1994

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a registration statement on Form S-3 (together with all exhibits, schedules and amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Shares of Beneficial Interest (the "Shares") to be offered by the Company. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information concerning the Company and the Shares offered by the Company, reference is made to the Registration Statement. Copies of the Registration Statement may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the prescribed fee.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy material and other information concerning the Company may be inspected at the offices of The New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated in this Prospectus and specifically made a part hereof by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, as amended; and (ii) the Company's Registration Statement on Form 8-A dated November 8, 1986, as amended by Form 8 dated July 30, 1991. The consolidated financial statements of Greenery Rehabilitation Group, Inc. ("Greenery") at and for the fiscal year ended September 30, 1993, are incorporated herein by reference from Greenery's Annual Report on Form 10-K for the fiscal year ended September 30, 1993; the consolidated financial statements of Horizon Healthcare Corporation ("Horizon") at and for the periods ended May 31, 1993 and November 30, 1993, are incorporated herein by reference from Horizon's Annual Report on Form
10-K/A - Amendment No. 3 for the fiscal year ended May 31, 1993, dated October 5, 1993, and Quarterly Report on Form 10-Q for the quarter ended November 30, 1993; the consolidated financial statements of GranCare, Inc. ("GranCare") at and for the periods ended December 31, 1992 and September 30, 1993, are incorporated herein by reference from GranCare's Annual Report on Form 10-K for the year ended December 31, 1992 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1993; and the consolidated financial statements of Marriott International, Inc. ("Marriott") at and for the fiscal year ended December 31, 1993 will be incorporated herein by reference from Marriott's Annual Report on Form 10-K to be filed for the year ended December 31, 1993. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered by the Company shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be made to the Company at its principal executive offices, 400 Centre Street, Newton, Massachusetts 02158,
Attention: Investor Relations, telephone (617) 332-3990.

                            ------------------------


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES OF BENEFICIAL INTEREST OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    SUMMARY


     The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus. Unless otherwise noted, all references to, and adjustments based upon, Shares offered hereby include all Shares offered pursuant to the Offerings but exclude the Shares subject to the over-allotment option. Unless otherwise noted, all information presented herein assumes completion of the transaction described in "The Company -- Recent
Developments -- The Marriott Transaction".



                                  THE COMPANY



     The Company is a real estate investment trust ("REIT") which invests primarily in retirement communities, assisted living centers, nursing homes and other long term care facilities. The Company recently agreed to acquire 14 retirement communities (the "Marriott Properties") leased to and operated by a subsidiary of Marriott International, Inc. (including its subsidiaries, "Marriott") for $320 million (the "Marriott Transaction"). The Marriott Properties will be acquired subject to the existing leases which are fully guaranteed by Marriott. The Marriott Properties contain a total of 3,932 residences or beds and are located in seven states. Upon completion of the Marriott Transaction: Marriott will be the Company's largest single tenant and will operate 38% of the Company's investment portfolio of properties; the Company will have gross real estate investments totalling $834 million, in 154 properties, located in 29 states and operated by 37 separate companies; approximately 70% of the Company's total investments will be in properties operated by seven NYSE listed companies; and 97% of the Company's investments will be in retirement communities, assisted living centers, nursing homes and other long term care facilities.



                           HRP LESSEES AND MORTGAGORS



           [PIE CHART -- SEE APPENDIX TO ELECTRONIC FORMAT DOCUMENT]


     Since commencing operations seven years ago in December 1986, the Company has paid 28 consecutive quarterly dividends and has increased its quarterly dividend eight times. The next regular quarterly dividend of $.33 per Share for the period ending March 31, 1994, is expected to be declared in April 1994 and paid in May 1994; purchasers of the Shares offered hereby who hold such Shares as of the record date will receive that dividend.

                              HRP DIVIDEND GROWTH


         [DIVIDEND CHART -- SEE APPENDIX TO ELECTRONIC FORMAT DOCUMENT]

                                 THE OFFERINGS

Shares to be offered
  U.S. Offering.........................  8,500,000
  International Offering................  1,500,000
                                          -----------
          Total.........................  10,000,000
Shares to be outstanding after the
  Offerings.............................  54,722,500
Use of Proceeds.........................  To fund the Marriott Transaction or to repay indebtedness and/or for working capital and other
                                          general corporate purposes.
NYSE symbol.............................  HRP

             SUMMARY HISTORICAL AND ADJUSTED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              YEAR ENDED DECEMBER 31,                        YEAR ENDED
                                              --------------------------------------------------------    DECEMBER 31, 1993
                                                1989        1990        1991        1992        1993       AS ADJUSTED(1)
                                              --------    --------    --------    --------    --------    -----------------
OPERATING STATEMENT DATA:
Total revenues..............................  $ 23,233    $ 32,872    $ 43,835    $ 48,735    $ 56,485        $  95,943
Net income..................................     7,900      14,280      22,079      27,243      33,417(2)        55,185(2)
Cash flow available for distribution(3).....    12,561      19,467      30,059      36,853      47,578           78,041
Dividends(4)................................    13,137      18,927      27,179      33,079      44,869               --
Per Share:
  Net income................................       .76         .89        1.01        1.02         .97(2)          1.01(2)
  Cash flow available for distribution(3)...      1.20        1.21        1.38        1.38        1.38             1.43
  Dividends(4)..............................      1.14        1.17        1.23        1.26        1.30               --
Average Shares outstanding..................    10,425      16,088      21,834      26,760      34,407           54,723

                                                                    DECEMBER 31,
                                              --------------------------------------------------------    DECEMBER 31, 1993
                                                1989        1990        1991        1992        1993       AS ADJUSTED(1)
                                              --------    --------    --------    --------    --------    -----------------
BALANCE SHEET DATA:
Real estate properties, net.................  $144,347    $188,352    $262,557    $310,882    $349,842        $ 650,348
Real estate mortgages, net..................    45,304      87,061      31,760      47,173     157,281          158,241
Total assets................................   205,638     290,099     340,718     374,468     527,662          826,826
Total borrowings............................    70,000     125,500     103,000     138,500      73,000          214,008
Total shareholders' equity..................   131,851     147,760     234,427     228,301     441,135          603,791

- ---------------
(1) Adjusted to give effect to the sale of the Shares offered pursuant to the Offerings, the use of proceeds therefrom as set forth in "Use of Proceeds", and the consummation of the Marriott Transaction. See "Unaudited Adjusted Balance Sheet and Unaudited Adjusted Statement of Income".

(2) Includes, as an extraordinary item, the write-off of $4.3 million in deferred finance charges (approximately $.13 per Share) resulting from prepayment of debt with proceeds from the Company's Share offerings in 1993.

(3) Cash flow available for distribution is income before extraordinary item plus depreciation and amortization and other non-cash items charged to operations. Distributions in excess of net income generally constitute a return of capital for income tax purposes.

(4) Amounts represent dividends declared with respect to the periods shown.

                              RECENT DEVELOPMENTS

     The Marriott Transaction. On March 17, 1994, the Company agreed to acquire 14 retirement communities from affiliates of Host Marriott Corporation ("HMT") for $320 million, subject to adjustment. The Marriott Properties are presently leased to and operated by Marriott and will be acquired by the Company subject to the existing leases. The Marriott Properties are located in the following seven states: Florida - five; Virginia - three; Arizona - two; California - one; Illinois - one; Maryland - one; and Texas - one. The retirement communities offer a continuum of services including independent living residences, assisted living and on-site skilled nursing facilities. The Marriott Properties contain a total of 3,932 residences or beds and are triple net leased to Marriott for initial terms expiring on December 31, 2013, with renewal options extending for an additional 20 years. The leases provide for fixed rent aggregating approximately $28 million per year and additional rentals equal to 4.5% of annual revenues from operations in excess of base amounts determined on a facility by facility basis. All of the leases are subject to cross default provisions. In addition to the 14 retirement communities to be acquired by the Company, the Company and HMT have agreed to negotiate for the possible assumption by the Company of HMT's obligations to invest in additional retirement and skilled nursing facility projects to be operated by Marriott; however, there are presently no agreements or understandings concerning assumption of the obligations relating to any specific projects. Upon completion of the Marriott Transaction, Marriott will become the Company's largest single tenant.

     Management believes that the Marriott Transaction will materially improve the diversity, security and growth potential of the Company's investment portfolio for the following reasons:

     -- Approximately 38% of the Company's total investments will be in properties leased to Marriott under 20 year triple net, non-cancellable leases;

     -- Marriott has fully guaranteed the leases;

     -- Marriott is a public company with annual revenues of approximately $8 billion, whose senior unsecured debt obligations are rated A- by Standard and Poor's Corporation and Baa-1 by Moody's Investors Service, Inc.;

     -- The Company anticipates that it will receive significant and increasing percentage rents under the leases beginning in 1994 and continuing throughout the lease term; the leases contain no cap or other limitation on the amounts of percentage rents;

     -- Over 85% of Marriott's revenues from the Marriott Properties have been derived from private as opposed to governmental sources making such revenues less susceptible to the uncertainties of governmental funding and cost containment efforts;

     -- The Marriott Properties have attracted strong occupancies and those open more than one year average in excess of 90% occupancy;

     -- Ten of the 14 Marriott Properties have been constructed and opened in the past four years and the Company believes these properties represent state of the art in construction quality;

     -- The Company's investment portfolio will be increased from approximately
        $514 million to approximately $834 million;

     -- After completion of the Marriott Transaction, approximately 81% of the Company's investments will be in equity ownership of properties and 19% will be in mortgages;

     -- Upon completion of the Marriott Transaction, approximately 70% of the Company's investment portfolio will be in properties leased to or operated by seven NYSE listed companies; the balance of the Company's investment portfolio is leased to or operated by a diverse group of 30 separate private companies.

     The Marriott Transaction is subject to conditions and contingencies customary in transactions of this type, including health care and other regulatory approvals, and although no assurance can be given that the Marriott Transaction will be consummated, the Company expects the Marriott Transaction to close in June 1994. The Company intends to fund the Marriott Transaction with the net proceeds of the Offerings, available cash, funds available to be drawn under credit facilities, and proceeds of future debt financing. See "Recent Developments -- New Revolving Credit Facility". To provide for the contingency that the Marriott Transaction may close prior to completion of the Offerings or the availability of other permanent funding, the Company has had discussions with Merrill Lynch Mortgage Capital, Inc. ("MLMCI") and others to provide an interim credit facility (the "MLMCI Facility") to fund the acquisition of the Marriott Properties. No assurance can be given that these discussions will result in an agreement to provide interim funding or that the required funding will be available in a timely manner to the Company from other sources.

     New Revolving Credit Facility. In February 1994, the Company closed a new $110 million revolving credit facility from a syndicate of banks (the "New Credit Facility"). The New Credit Facility replaced the Company's $40 million revolving credit facility which was scheduled to mature in January 1995. The New Credit Facility will mature in 1997, unless extended by the parties. Borrowings under the New Credit Facility bear interest, at the Company's option, at prime or a spread over LIBOR. The Company intends to draw on the New Credit Facility to repay the Company's $33 million term loan and is presently discussing with its lenders amendments to the New Credit Facility which would increase the amount available thereunder, to lower the interest rate charged on borrowings and otherwise to change certain terms. No assurance can be given that these discussions will result in any changes in the New Credit Facility.

     Other Pending Transactions. In the ordinary course of its business, the Company regularly evaluates investment opportunities and enters into contracts to purchase and lease or mortgage finance health care related real estate. Several such possible investments are currently under consideration and at various stages of the contractual process. Similarly, since January 1, 1994, the Company has received principal prepayments of outstanding mortgages totalling approximately $9.6 million and the Company is now engaged in negotiations regarding the sale of two properties subject to leases scheduled to expire during 1994. The Company does not believe that consummation of any one or all of these various pending transactions would have a material impact upon its financial condition or operations.

                                  THE COMPANY

     HRP invests in retirement communities, assisted living centers, nursing homes and other income producing health care related real estate. The Company, a Maryland real estate investment trust, commenced operations in December 1986. The Company's principal executive offices are located at 400 Centre Street, Newton, Massachusetts 02158, and its telephone number is (617) 332-3990.

     At March 28, 1994, including the Marriott Transaction, the Company had total real estate investments of approximately $834 million in 154 properties ("Properties") located in 29 states operated by 37 separate companies.

                           LOCATION OF HRP PROPERTIES
                             (DOLLARS IN THOUSANDS)

              [MAP -- SEE APPENDIX TO ELECTRONIC FORMAT DOCUMENT]

                             NO. OF       TOTAL                                       NO. OF       TOTAL
          STATE            PROPERTIES   INVESTMENT                 STATE            PROPERTIES   INVESTMENT
- -------------------------  ----------   ----------       -------------------------  ----------   ----------
Alabama..................       2        $   3,601       Michigan.................        2       $   9,400
Arizona..................       5           25,377       Missouri.................        2           3,178
California...............      16           80,082       Nebraska.................       12          16,925
Colorado.................      10           32,990       North Carolina ..........        9          20,761
Connecticut..............       9           83,802       Ohio.....................        9          27,259
Florida..................       6          116,560       Pennsylvania.............        2          18,490
Georgia..................       5            8,053       South Carolina ..........        1             886
Illinois.................       2           21,233       South Dakota.............        3           7,589
Indiana..................       7           19,965       Tennessee................        1           1,077
Iowa.....................      10           14,175       Texas....................        8          21,000
Kansas...................       4            8,521       Virginia.................        3          67,336
Kentucky.................       2           19,735       Washington...............        1           5,125
Louisiana................       5           32,403       Wisconsin................        9          33,260
Maryland.................       1           46,928       Wyoming..................        3           6,459
                                                                                        ---      ----------
Massachusetts............       5           82,058                                      154       $ 834,228
                                                                                        ===       =========

                                 DISTRIBUTIONS

     The Company has paid 28 consecutive quarterly dividends since its initial public offering in December 1986. Dividends for 1987, 1988, 1989, 1990, 1991, 1992 and 1993 totalled $1.06, $1.12, $1.14, $1.17, $1.23, $1.26 and $1.30, respectively. The next regular quarterly dividend of $.33 per Share for the period ending March 31, 1994 will be declared in April 1994 and paid in May 1994; purchasers of the Shares offered hereby who hold such Shares as of the record date will receive that dividend.

     The Company intends to continue to declare and pay future dividends on a quarterly basis, but may, from time to time, declare and pay special dividends. There can be no assurance that the Company will be able to increase its quarterly dividend or maintain it at the current level. Payment of dividends by the Company is subject to continued compliance with certain restrictions contained in the Company's loan agreements. In the past, the Company's dividends have been based upon operating cash flow, which has exceeded earnings. Management expects that the Company will continue to pay dividends based upon operating cash flow and that such dividends may exceed earnings. Accordingly, the Company expects a portion of the Company's dividends may be considered a return of capital which may not be subject to income tax until the Shares are sold. See "Federal Income Tax and ERISA Considerations". Information about dividends on a quarterly basis is summarized in the following table:


                           HRP DIVIDENDS PER SHARE(1)

                                          1987      1988     1989     1990     1991     1992     1993
                                          -----     ----     ----     ----     ----     ----     ----
First Quarter...........................  $.275(2)  $.28     $.28     $.29     $.30     $.31     $.32
Second Quarter..........................   .26       .28      .28      .29      .31      .31      .32
Third Quarter...........................   .27       .28      .29      .29      .31      .32      .33
Fourth Quarter..........................   .28       .28      .29      .30      .31      .32      .33
- ---------------

(1) Amounts represent dividends declared with respect to the periods shown.

(2) Includes $.025 for the period from December 23, 1986 (commencement of the Company's operations) through December 31, 1986.


                                 CAPITALIZATION

     The capitalization of the Company as of December 31, 1993 and as adjusted to give effect to the consummation of the Marriott Transaction and the completion of the Offerings and the use of the net proceeds therefrom, is as follows (see "Unaudited Adjusted Balance Sheet"):

                                                                           DECEMBER 31, 1993
                                                                       -------------------------
                                                                        ACTUAL       AS ADJUSTED
                                                                       ---------     -----------
                                                                         (DOLLARS IN THOUSANDS)
Borrowings...........................................................  $  73,000      $  214,008
Shareholders' equity:
  Preferred Shares of Beneficial Interest, par value $.01 per Share;
     50,000,000 authorized, none issued..............................         --              --
  Common Shares of Beneficial Interest, par value $.01 per Share;
     100,000,000 Shares authorized; 44,121,000 Shares and 54,722,500
     Shares, as adjusted, issued and outstanding.....................        441             547
  Additional paid-in capital.........................................    470,572         627,889
  Cumulative net income..............................................    118,889         124,122
  Distributions of cash flow available from operations...............   (148,767)       (148,767)
                                                                       ---------      ----------
          Total shareholders' equity.................................    441,135         603,791
                                                                       ---------      ----------
          Total capitalization.......................................  $ 514,135      $  817,799
                                                                       =========      ==========

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offerings are estimated to be
approximately $          million ($          million if the over-allotment
option is exercised in full). If the Offerings are completed prior to the closing of the Marriott Transaction, net proceeds of the Offerings will be used to fund the Marriott Transaction. If the Marriott Transaction is consummated prior to completion of the Offerings and the Company utilizes borrowings to fund the Marriott Transaction, net proceeds of the Offerings will be used to repay amounts outstanding under such borrowings, and/or to reduce amounts outstanding under the Company's credit facilities or for working capital and other general corporate purposes. In the event that the Marriott Transaction is not consummated by the Company, net proceeds of the Offerings will be used to reduce amounts outstanding under the New Credit Facility or for working capital or other general corporate purposes.

     As described in "The Company -- Recent Developments", the Company is presently negotiating the MLMCI Facility. In the event that funds are drawn under the MLMCI Facility, interest on such borrowings is expected to be based on LIBOR plus a premium. Of the amounts outstanding under the New Credit Facility, $40 million was borrowed to repay all amounts outstanding under the Company's prior revolving credit facility and it is expected that $33 million will be borrowed to repay the amounts outstanding under the Company's term loan. Amounts outstanding under the New Credit Facility are due in 1997. The weighted average interest rate on outstanding debt which may be repaid with proceeds of the Offerings will be approximately 5.5%.

     Pending utilization as set forth above, the proceeds from the Offerings will be invested in short term investments, including repurchase agreements. Such investments may not be investment grade.

                        INVESTMENT AND FINANCING POLICY

     The population of the United States is aging. According to information from the U.S. Census Bureau, the segment of the U.S. population age 65 and over is increasing and will increase sharply through the year 2020. The Company believes that the demand for services provided at retirement communities, assisted living centers and nursing homes should increase as the population ages. Moreover, during the past ten years the intensity of medical services offered in nursing homes has become an important factor increasing nursing facility revenues and the value of facilities. Recently proposed federal healthcare reform legislation seeks, in part, to control future expenditures for acute care hospitals by providing increased funding for subacute care in nursing homes. For these reasons the Company has focused its investments in retirement communities, assisted living centers and nursing homes. Although the Company has and will in the future invest in other types of health care real estate, the Company expects to continue its focus on retirement communities, assisted living centers and nursing homes.

     The Company considers equity offerings when, in the Company's judgment, doing so will improve the Company's capital structure, while not materially adversely affecting the market value of its Shares or impeding the Company's ability to increase regularly its per Share dividend rate. In addition to the use of equity, the Company utilizes short term and long term borrowings to finance investments and to pay operating expenses. When variable rate debt is utilized the Company regularly purchases interest rate futures contracts to hedge against changes in interest rates. At March 28, 1994, the Company had outstanding term and revolving debt totalling $73 million. After this offering and assuming the use of proceeds from this offering and additional debt to fund the consummation of the Marriott Transaction, the Company's total debt outstanding will be approximately $214 million. The Company's borrowing guidelines established in the New Credit Facility and by its Board of Trustees prohibit the Company from maintaining a debt to equity ratio of greater than 1 to 1, except in certain limited circumstances. As of March 28, 1994, the Company's debt to equity ratio was .16 to 1. After this offering and assuming the use of proceeds described herein and consummation of the Marriott Transaction, the Company's debt to equity ratio on a pro forma basis will be approximately .35 to 1. The present debt to equity limitations may be changed in the future. There can be no assurance that equity or debt capital will be available in the future on reasonable terms to fund the Company's operations or growth.

                             HRP CAPITAL STRUCTURE

              BEFORE SALE OF SHARES                      AFTER SALE OF SHARES
            AND MARRIOTT TRANSACTION                   AND MARRIOTT TRANSACTION

            [PIE CHARTS-see appendix to electronic format document.]

                            SELECTED FINANCIAL DATA

     Set forth below are selected financial data for the Company for the periods and dates indicated which have been derived from audited and unaudited financial statements. This data should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and accompanying notes incorporated by reference in this Prospectus and with Management's Discussion and Analysis of Financial Condition and Results of Operations in the Annual
Report on Form 10-K for the Company incorporated by reference in this Prospectus. Amounts are in thousands, except per Share information.

                                                        YEAR ENDED DECEMBER 31,
                                      ------------------------------------------------------------
                                        1989         1990         1991         1992         1993
                                      --------     --------     --------     --------     --------
OPERATING STATEMENT DATA:
Total revenues......................  $ 23,233     $ 32,872     $ 43,835     $ 48,735     $ 56,485
Income before extraordinary item....     7,900       14,280       22,079       27,243       37,738
Net income..........................     7,900       14,280       22,079       27,243       33,417(1)
Cash flow available for
  distribution(2)...................    12,561       19,467       30,059       36,853       47,578
Dividends(3)........................    13,137       18,927       27,179       33,079       44,869
Per Share:
  Income before extraordinary
     item...........................  $    .76     $    .89     $   1.01     $   1.02     $   1.10
  Net income........................       .76          .89         1.01         1.02          .97(1)
  Cash flow available for
     distribution(2)................      1.20         1.21         1.38         1.38         1.38
  Dividends(3)......................      1.14         1.17         1.23         1.26         1.30
Average Shares outstanding..........    10,425       16,088       21,834       26,760       34,407

                                                              DECEMBER 31,
                                      ------------------------------------------------------------
                                        1989         1990         1991         1992         1993
                                      --------     --------     --------     --------     --------
BALANCE SHEET DATA:
Real estate properties, net.........  $144,347     $188,352     $262,557     $310,882     $349,842
Real estate mortgages, net..........    45,304       87,061       31,760       47,173      157,281
Total assets........................   205,638      290,099      340,718      374,468      527,662
Total borrowings....................    70,000      125,500      103,000      138,500       73,000
Total shareholders' equity..........   131,851      147,760      234,427      228,301      441,135

                                                                        1993
                                                   -----------------------------------------------
                                                    FIRST        SECOND       THIRD        FOURTH
                                                   QUARTER      QUARTER      QUARTER      QUARTER
                                                   --------     --------     --------     --------
SUPPLEMENTAL DATA:
Total revenues................................     $ 12,650     $ 13,763     $ 14,727     $ 15,345
Income before extraordinary item..............        8,409        9,536        9,739       10,054
Net income(1).................................        5,017        9,536        9,739        9,125
Cash flow available for distribution(2).......       10,737       11,895       12,187       12,759
Dividends(3)..................................       10,804       11,236       11,239       11,590
Per Share:
  Income before extraordinary item............     $    .27     $    .27     $    .28     $    .28
Net income(1).................................          .16          .27          .28          .26
Cash flow available for distribution(2).......          .34          .34          .35          .36
Dividends(3)..................................          .32          .32          .33          .33
Average Shares outstanding....................       31,731       35,114       35,121       35,610

- ---------------
(1) Includes, as an extraordinary item, the write-off of $4.3 million in deferred finance charges (approximately $.13 per Share) resulting from prepayment of debt with proceeds from the Share offerings in 1993.

(2) Cash flow available for distribution is income before extraordinary item plus depreciation and amortization and other non-cash items charged to operations. Distributions in excess of net income generally constitute a return of capital for income tax purposes.

(3) Amounts represent dividends declared with respect to the periods shown.

                                   PROPERTIES

     After the Marriott Transaction the Company will have gross real estate investments totalling $834 million, in 154 Properties, located in 29 states and operated by 37 separate companies. Ninety-seven percent of the Company's investments will be in 152 retirement communities, assisted living centers, nursing homes and other long term care facilities. Approximately 81% of the investments are in Properties owned by the Company and leased to operators.

               TYPE OF PROPERTIES              TYPE OF INVESTMENTS

           [PIE CHARTS -- See appendix to electronic format document]

                         THE LESSEES AND THE MORTGAGORS

     The Company's financial condition depends in large part upon the financial condition of the operators of the Company's Properties. After the Marriott Transaction, approximately 70% of the Company's total investments will be in Properties operated by seven NYSE listed companies. In addition to these seven public companies, the remaining HRP Properties are operated by 30 privately held companies. Certain information about publicly owned operators of the Company's Properties contained in their filings with the Commission or other public sources, or provided by these companies is set forth in the chart below.

                     HRP PUBLIC COMPANY FACILITY OPERATORS
                             (DOLLARS IN THOUSANDS)

                                  TOTAL          TOTAL         SHARE-                      HRP            HRP            HRP
           OPERATOR             FACILITIES       ANNUAL       HOLDERS        NET        FACILITIES     FACILITIES     INVESTMENT
        (STOCK SYMBOL)            (BEDS)        REVENUES       EQUITY       INCOME        (BEDS)       OCCUPANCY     (% OF TOTAL)
- ------------------------------- ----------     ----------     --------     --------     ----------     ---------     ------------
Marriott International.........        787     $8,062,000     $467,000     $161,000           14           90%(3)      $320,000
(NYSE:MAR)                        (174,951)(2)                                            (3,932)                        (38.4%)
Horizon Healthcare(1)..........        104        307,796      113,458       12,632           12           91%          147,011
(NYSE:HHC)                         (11,883)                                               (1,738)                        (17.6%)
GranCare.......................         83        507,970       61,157       10,884           27           91%           86,628
(NYSE:GC)                          (11,300)                                               (3,908)                        (10.4%)
Sun Healthcare Group...........         47        191,711       69,586        9,749            4           95%           20,617
(NYSE:SHG)                          (5,272)                                                 (605)                         (2.5%)
Beverly Enterprises............        817      2,885,881      739,009       57,924            3           92%           13,211
(NYSE:BEV)                         (86,865)                                                 (321)                         (1.6%)
Integrated Health Services.....         67        282,160      176,133       15,471            1           96%            2,891
(NYSE:IHS)                          (8,731)                                                 (120)                          (.4%)
Hillhaven(1)...................        284      1,432,482      334,499       65,792            1           98%            1,283
(NYSE:HIL)                         (35,149)                                                 (120)                          (.2%)

- ---------------
(1) Annual revenues and net income for Horizon Healthcare and Hillhaven are annualized from six-month data.

(2) Includes approximately 770 operated or franchised hotels with more than 170,000 rooms and 17 retirement complexes with 4,951 units, including independent and assisted living apartments and beds for nursing homes.

(3) Occupancy is aggregate average occupancy for facilities opened for more than one year.


     Additional Security. In addition to fee ownership of the leased properties and mortgage liens on the mortgaged properties, certain of the Company's leases and mortgages contain additional security features. Generally, with respect to investments originated by the Company, each obligation of an operator to HRP is subject to cross default provisions with respect to all other obligations of that operator to HRP and any collateral pledged by an operator to HRP constitutes collateral for all obligations of that operator. Certain operators have pledged additional collateral or provided corporate guarantees, security deposits, or, in some cases, personal guarantees.

                                   MANAGEMENT

     The Trustees and executive officers of the Company are as follows:

                NAME                   AGE                           POSITION
- -------------------------------------  ---     ----------------------------------------------------
Mark J. Finkelstein..................  47      President and Chief Executive Officer
John L. Harrington...................  58      Trustee
David J. Hegarty.....................  37      Executive Vice President, Chief Financial Officer
                                               and Secretary
Arthur G. Koumantzelis...............  63      Trustee
Rev. Justinian Manning, C.P..........  68      Trustee
Gerard M. Martin.....................  59      Trustee
John G. Murray.......................  33      Treasurer
Barry M. Portnoy.....................  48      Trustee

     Mark J. Finkelstein has been President and Chief Executive Officer of the Company since its organization. Mr. Finkelstein is a past President of the American College of Health Care Administrators.

     John L. Harrington has been the President of JRY Corporation (the principal owner of the Boston Red Sox baseball club) and is also Executive Director and Trustee of the Yawkey Foundation and a trustee of the JRY Trust. Mr. Harrington is a Director of Shawmut Bank, N.A.

     David J. Hegarty, a certified public accountant, became Executive Vice President of the Company in July 1993. He has been the Chief Financial Officer of the Company since July 1987, when he joined the Company as Treasurer and Secretary.

     Arthur G. Koumantzelis is the Senior Vice President and Chief Financial Officer of Cumberland Farms, Inc., a private company engaged in the convenience store business in the northeastern United States and Florida and, through its interest in the partnership operating its Gulf Oil Division, in the distribution and retail sale of gasoline in the northeastern United States.

     The Reverend Justinian Manning, C.P., is the pastor of St. Gabriel's Parish in Brighton, Massachusetts. He is also on the Board of Directors of Charlesview, a low and moderate income housing program, and St. Elizabeth's Hospital Foundation. He belongs to the Provincial Council of the Passionist Provincialate and is the former Director of Consolidation for the Community.

     Gerard M. Martin is a real estate investor. Prior to the merger of Horizon Healthcare Corporation ("Horizon") and Greenery Rehabilitation Group, Inc. ("Greenery") in February 1994, he had been the Chairman and Chief Executive Officer of Greenery and its predecessors since 1975. Mr. Martin is a Director of Horizon.

     John G. Murray, a certified public accountant, joined the Company in July 1993 as Treasurer. Mr. Murray was employed by Fidelity Brokerage Services, Inc. prior to joining the Company, most recently as Director of Finance, Business Analysis and Planning.

     Barry M. Portnoy has been a partner in the law firm of Sullivan & Worcester, counsel to the Company, since 1978. Mr. Portnoy was a Director of Greenery until February 1994 and is a Director of Horizon.

     Mr. Harrington, Mr. Koumantzelis and Fr. Manning are the Company's Independent Trustees, that is Trustees who are not affiliated with any of the Company's lessees or mortgagors or with HRPT Advisors, Inc. (the "Advisor"). Under the Company's Declaration of Trust, a majority of the Company's Trustees will at all times consist of Independent Trustees. All investment and policy decisions affecting the Company are made by its Board of Trustees. All day to day operations of the Company are conducted by the Advisor pursuant to an investment advisory contract. The Advisor is owned by Messrs. Martin and Portnoy. Messrs. Finkelstein, Hegarty and Murray, as well as all other personnel involved in the Company's operations are employees of the Advisor. The Advisor is paid an annual advisory fee calculated on the basis of total assets under management (.7% of the first $250 million, plus .5% of additional assets) and an annual incentive fee calculated on the basis of increases in operating cash flow per Share above threshold amounts (15% of cash flow above the threshold amount of $1.37/Share in 1994, which threshold increases by $.05/Share annually thereafter) but no more than $.01/Share. The Advisor currently owns approximately one million Shares which were purchased in 1989. All incentive fees which may be earned by the Advisor will be paid in Shares. The Company believes that its total administrative costs, measured as a percentage of assets under management, are below the average for its industry.


                  FEDERAL INCOME TAX AND ERISA CONSIDERATIONS

     The following description of certain Federal income tax matters and Employee Retirement Income Security Act of 1974, as amended ("ERISA"), considerations relating to the Company is qualified in its entirety by reference to the more detailed description thereof contained in the Company's Annual Report on Form 10-K, which is incorporated herein by reference. The opinion of Sullivan & Worcester, Boston, Massachusetts, regarding such matters has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Company is and intends to remain qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). As a REIT, the Company's net income which is distributed as dividends to shareholders will be exempt from Federal taxation. Distributions to the Company's shareholders generally will be includable in their income; however, dividends distributed which are in excess of current or accumulated earnings will be treated for tax purposes as a return of capital to the extent of a shareholder's basis, and will reduce the basis of shareholders' Shares. Approximately 26% of dividends distributed in calendar 1993 were treated as a return of capital.

     The Company intends to conduct its affairs so that the assets of the Company will not be deemed to be "plan assets" of any individual retirement account, employee benefit plan subject to Title I of ERISA, or other qualified retirement plan subject to Section 4975 of the Code which acquires its Shares. The Company believes that, under present law, its distributions do not create so called "unrelated business taxable income" to tax exempt entities such as pension trusts, subject, however, to certain new rules which apply to pension trusts holding more than 10% of the Shares.

     EACH PROSPECTIVE PURCHASER OF THE SHARES OFFERED HEREBY IS ADVISED TO CONSULT HIS OWN PROFESSIONAL ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX AND ERISA CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE SHARES OFFERED HEREBY.

                                  UNDERWRITING

     The Underwriters named below (the "U.S. Underwriters"), for whom Merrill
Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Donaldson, Lufkin &
Jenrette Securities Corporation, PaineWebber Incorporated and Smith Barney
Shearson Inc. are acting as representatives (the "U.S. Representatives"), have severally agreed, subject to the terms and conditions of the U.S. Purchase
Agreement (the "U.S. Purchase Agreement") with the Company relating to 8,500,000
Shares offered in the United States and Canada (the "U.S. Offering"), to purchase from the Company the respective number of Shares set forth opposite their names below.

                                                                             NUMBER
                                 U.S. UNDERWRITER                           OF SHARES
        ------------------------------------------------------------------  ---------
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated.........................................
        Donaldson, Lufkin & Jenrette Securities Corporation...............
        PaineWebber Incorporated..........................................
        Smith Barney Shearson Inc. .......................................
                                                                            ---------
                  Total...................................................  8,500,000
                                                                            =========

     The Company has also entered into the International Purchase Agreement (the "International Purchase Agreement") with certain underwriters outside the United States and Canada (the "International Managers"), for whom Merrill Lynch International Limited, Donaldson, Lufkin & Jenrette Securities Corporation, PaineWebber International (U.K.) Ltd. and Smith Barney Shearson Inc. are acting as representatives (the "Lead Managers"), relating to the Shares offered outside the United States and Canada (the "International Offering"). Subject to the terms and conditions of the International Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers have severally agreed to purchase, an aggregate of 1,500,000 Shares.

     Under certain circumstances, the commitments of non-defaulting U.S. Underwriters and International Managers may be increased. The public offering price per Share and the underwriting discount per Share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In the U.S. Purchase Agreement, the several U.S. Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Shares being sold pursuant to such agreement if any of the Shares being sold pursuant to such agreement are purchased and in the International Purchase Agreement the several International Managers have agreed, subject to the terms and conditions set forth therein, to purchase all of the Shares being sold pursuant to such agreement if any of the Shares being sold pursuant to such agreement are purchased. The closings with respect to the sale of Shares to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

     The U.S. Representatives have advised the Company that the U.S. Underwriters propose to initially offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $          per Share.
The U.S. Underwriters may allow, and such dealers may reallow, a discount not in
excess of $          per Share to other dealers. After the initial public
offering, the public offering price, concession and discount may be changed.

     The Company has granted to the U.S. Underwriters and the International Managers an option, exercisable by the U.S. Representatives for 30 days from the date of this Prospectus, to purchase up to an additional 1,500,000 Shares, solely to cover over-allotments, if any, at a price per Share equal to the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus, and, with respect to any such Shares issued after the record date for the quarterly dividend for the period ending March 31, 1994, less an amount equal to such dividend. If the U.S. Representatives exercise such option, each U.S. Underwriter and International Manager will, subject to certain conditions, have a firm commitment to purchase approximately the same percentage of such option Shares which the number of Shares to be purchased initially by it bears to 10,000,000 Shares.


     The U.S. Underwriters and the International Managers have entered into an Intersyndicate Agreement (the "Intersyndicate Agreement") that provides for coordination of their activities. Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the International Managers of such number of Shares as may be mutually agreed. The price of any Shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.


     Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell Shares will not offer to sell or sell Shares to any non-U.S. or non-Canadian person or to any person they believe intends to resell to any non-U.S. or non-Canadian person, and the International Managers and any dealer to whom they sell Shares will not offer to sell or sell Shares to any U.S. or Canadian person or to any person they believe intends to resell to any U.S. or Canadian person, except, in each case, for transactions pursuant to the Intersyndicate Agreement.


     The Company has agreed to indemnify the several U.S. Underwriters and the several International Managers against certain liabilities, including liabilities under the Securities Act.

     The Company and the Advisor have each agreed that, for a period of 90 days after the date of this Prospectus, it will not, without the prior consent of MLPF&S, issue, sell, contract to sell, grant any option for the sale of, or otherwise dispose of any Shares, other than the Shares being sold in connection with the transactions discussed herein, pursuant to the Company's 1992 Incentive Share Award Plan, and Shares issued upon exercise of any outstanding options. The Company has agreed that, during such 90 day period, it will not, without the prior consent of MLPF&S, terminate, modify or waive any provision in any agreement to which it is a party that restricts or limits the transferability of any Shares.


     MLPF&S will be entitled to an advisory fee from the Company in connection with consummation of the Marriott Transaction. As described under "The
Company -- Recent Developments -- The Marriott Transaction", the Company is also negotiating with MLMCI, a subsidiary of MLPF&S, for provision of the MLMCI Facility which may be used in connection with the Company's consummation of the Marriott Transaction. MLMCI will be entitled to a fee upon consummation of the Marriott Transaction and additional fees if the MLMCI Facility is consummated. In addition, MLPF&S and MLMCI are both presently entitled to reimbursement from the Company for their out-of-pocket expenses incurred in advising and assisting the Company in connection with the Marriott Transaction.


                                 LEGAL MATTERS

     Certain legal matters with respect to the Shares offered by the Company will be passed upon for the Company by Sullivan & Worcester, Boston, Massachusetts and for the Underwriters by Brown & Wood, New York, New York. Sullivan & Worcester and Brown & Wood will rely, as to all matters of Maryland law, upon the opinion of Piper & Marbury, Baltimore, Maryland. Sullivan & Worcester has also given its opinion as to certain Federal income tax matters and certain ERISA considerations relating to the Company. See "Federal Income Tax and ERISA Considerations". Barry M. Portnoy, a partner in the firm of Sullivan & Worcester, is a Trustee of the Company, a director and 50% shareholder of each of the Advisor, Connecticut Subacute Corporation ("CSC"), and Connecticut Subacute Corporation II ("CSCII") and a director of Horizon. Sullivan & Worcester represents the Advisor, CSC, CSCII, Gerard M. Martin and certain affiliates of each of the foregoing on various matters. CSC, CSCII and Horizon are tenants of the Company.

                                    EXPERTS

     The financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1993; the consolidated financial statements of Greenery appearing in the Greenery Annual Report (Form 10-K) for the year ended September 30, 1993; and the consolidated financial statements of GranCare appearing in the GranCare Annual Report (Form 10-K) for the year ended December 31, 1992, have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The audited consolidated financial statements and schedules of Horizon incorporated by reference in this Prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen & Co. and KPMG Peat Marwick, independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

     THE DECLARATION OF TRUST ESTABLISHING THE COMPANY, DATED OCTOBER 9, 1986, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HEALTH AND REHABILITATION PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY. ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

                   HEALTH AND REHABILITATION PROPERTIES TRUST

                      UNAUDITED ADJUSTED BALANCE SHEET AND
                     UNAUDITED ADJUSTED STATEMENT OF INCOME

     The following unaudited adjusted balance sheet at December 31, 1993 and the unaudited adjusted statement of income for the year ended December 31, 1993 are intended to present the financial position and results of operations of Health and Rehabilitation Properties Trust as if the transactions described in Note 1 were consummated on December 31, 1993 and January 1, 1993, respectively. The unaudited adjusted financial statements should be read in conjunction with the separate financial statements of Health and Rehabilitation Properties Trust for the year ended December 31, 1993 which are incorporated herein by reference. The unaudited adjusted financial statements are not necessarily indicative of the expected financial position and results of operations for any future period. Differences would result from, but not be limited to, changes in the Company's portfolio of real estate investments, changes in interest rates and changes in the debt and/or equity structure of the Company.

                   HEALTH AND REHABILITATION PROPERTIES TRUST

                        UNAUDITED ADJUSTED BALANCE SHEET
                               DECEMBER 31, 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               HISTORICAL             ADJUSTMENTS
                                            DECEMBER 31, 1993     (NOTES 1(A) TO (I))         AS ADJUSTED
                                            -----------------     -------------------         -----------
ASSETS
Real estate properties, at cost:
  Land....................................      $  33,450              $  30,694(a),(f)        $   64,144
  Buildings and improvements..............        330,988                250,682(a),(f)           581,670
  Equipment...............................         20,373                 14,805(a),(f)            35,178
                                                ---------              ---------               ----------
                                                  384,811                296,181                  680,992
  Less accumulated depreciation...........         34,969                 (4,325)(f)               30,644
                                                ---------              ---------               ----------
                                                  349,842                300,506                  650,348
Real estate mortgages and notes, net......        157,281                    960 (b),(f),(i)      158,241
Cash and cash equivalents.................         13,887                 (2,302)(a),(f),(h)       11,585
Interest and rent receivable..............          3,039                                           3,039
Deferred interest and finance costs, net,
  and other assets........................          3,613                                           3,613
                                                ---------              ---------               ----------
                                                $ 527,662              $ 299,164               $  826,826
                                                =========              =========               ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Borrowings................................      $  73,000              $ 141,008 (a),(b),(i)   $  214,008
Security deposits.........................          8,300                 (4,500)(f)                3,800
Due to affiliate..........................            709                     --                      709
Accounts payable and accrued expenses.....          4,518                     --                    4,518
Shareholders' equity:
  Preferred shares of beneficial interest,
     $.01 par value, 50,000,000 shares
     authorized, none issued..............             --                     --                       --
  Common shares of beneficial interest,
     $.01 par value; 100,000,000 Shares
     authorized; 44,121,000 and 54,722,500
     Shares, as adjusted, issued and
     outstanding..........................            441                    106(a),(h)               547
  Additional paid-in capital..............        470,572                157,317(a),(h)           627,889
  Cumulative net income...................        118,889                  5,233 (b),(f),(i)      124,122
  Distributions of cash available from
     operations...........................       (148,767)                                       (148,767)
                                                ---------              ---------               ----------
          Total shareholders' equity......        441,135                162,656                  603,791
                                                ---------              ---------               ----------
                                                $ 527,662              $ 299,164               $  826,826
                                                =========              =========               ==========

                   HEALTH AND REHABILITATION PROPERTIES TRUST
                     UNAUDITED ADJUSTED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     HISTORICAL
                                    DECEMBER 31,         ADJUSTMENTS
                                        1993         (NOTES 1(A) TO (I))                     AS ADJUSTED
                                    ------------     -------------------                     -----------
REVENUES:
  Rental income...................    $ 46,069             $29,954(a),(c),(d),(e),(f)          $76,023
  Interest income.................      10,416               9,504(b),(c),(d),(e),(f),(h),(i)   19,920
          Total revenues..........      56,485              39,458                              95,943
                                      --------             -------                             -------
EXPENSES:
  Interest........................       6,217               6,894(a),(b),(e),(f),(g),(h),(i)    13,111
  Advisory fees...................       2,591               2,101(a),(b),(c),(d),(e),(f),(i)     4,692
  Depreciation and amortization...       9,087               8,695(a),(c),(d),(e),(f),(i)       17,782
  General and administrative......         852                                                     852
                                      --------             -------                             -------
          Total expenses..........      18,747              17,690                              36,437
                                      --------             -------                             -------
Income before extraordinary
  item............................      37,738              21,768                              59,506
Extraordinary item................      (4,321)                 --                              (4,321)
                                      --------             -------                             -------
Net income........................    $ 33,417             $21,768                             $55,185
                                      ========             =======                             =======
Average shares outstanding........      34,407                                                  54,723
                                      ========                                                 =======
Per share amounts:
  Income before extraordinary
     item.........................    $   1.10                                                 $  1.09
  Net income......................    $    .97                                                 $  1.01
  Cash flow available for
     distribution.................    $   1.38                                                 $  1.43
  Dividends.......................    $   1.30                                                      --
CASH FLOW AVAILABLE FOR
  DISTRIBUTION:
Income before extraordinary
  item............................    $ 37,738                                                 $59,506
Depreciation and amortization.....       9,087                                                  17,782
Other non-cash charges............         753                                                     753
                                      --------                                                 -------
Cash flow available for
  distribution....................    $ 47,578                                                 $78,041
                                      ========                                                 =======

                   HEALTH AND REHABILITATION PROPERTIES TRUST

                NOTES TO UNAUDITED ADJUSTED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1 -- BASES OF RECORDING THE ADJUSTMENTS

     For the purposes of the unaudited adjusted balance sheet at December 31, 1993 and the unaudited adjusted statement of income for the year ended December 31, 1993, it has been assumed that the following transactions took place on December 31, 1993 and January 1, 1993, respectively:

     (a) Marriott Transaction and Present Offering. On March 17, 1994, the Company entered into an agreement with Host Marriott Corporation to acquire 14 retirement communities containing 3,932 residences or beds for $320,000, subject to adjustment. The complexes are triple net leased through December 31, 2013 to a wholly owned subsidiary of Marriott International, Inc. (Marriott). For purposes of these unaudited adjusted financial statements, minimum annual rent of $27,645 is used, which represents a full year's rent for each facility whether or not the facility was in operation for a full year during 1993. Additional rent of $1,321 was calculated based on 4.5% of 1994's budgeted revenues in excess of base amounts. The Company anticipates incurring $5 million in fees and expenses related to the Marriott Transaction. The leases are cross-defaulted and guaranteed by Marriott. The acquisition is expected to close in June 1994.


     The Company has filed a Registration Statement with the Securities and Exchange Commission relating to an offering of 10,000,000 Shares (plus a 1,500,000 Share underwriters' over-allotment option). Upon consummation of the offering, the Company will receive approximately $149.2 million net proceeds ($171.6 million, if the underwriters' over-allotment option is exercised in full). The net proceeds have been applied in these statements as funding for the Marriott Transaction. In connection with the execution of the purchase and sale agreement for the Marriott Transaction, the Company provided a $25 million cash deposit. The remaining purchase price will be funded with debt at an assumed interest rate of 6%. Adjustments to the unaudited adjusted financial statements in respect of these transactions are as follows:

BALANCE SHEET:                                   INCOME STATEMENT:
  Land............................  $ 32,500       Rental income...................  $ 28,966
  Buildings and improvements......   276,250       Interest expense................     9,531
  Equipment.......................    16,250       Advisory fee....................     1,625
  Cash and cash equivalents.......   (25,000)      Depreciation and amortization...     8,260
  Borrowings......................   150,775
  Common Shares...................       100
  Additional paid-in capital......   149,125


     (b) Mortgage Portfolios. On May 20, 1993, the Company acquired a portfolio of mortgage loans from the Resolution Trust Corporation (RTC) for $72,411. The loans, which are secured by first mortgages on 27 nursing homes, had a face value of approximately $79,883 and have maturities ranging from 1996 to 2001. The acquisition was funded using approximately $18,411 of cash with the balance from a $54,000 borrowing under a repurchase facility. The repurchase facility accrued interest at a floating rate based on LIBOR plus a premium and was repaid in full on December 27, 1993. During March 1994, three of these loans with a balance of $8,617 at March 1, 1994 and $8,662 at December 31, 1993 were paid in full.

     On September 27, 1993, the Company acquired a portfolio of mortgage loans from a group of institutional investors for $16,000. The loans, which are secured by first mortgages on six nursing homes, had a face value of approximately $18,200 and have maturities ranging from 1994 to 1997. The acquisition was funded using approximately $4,100 of cash with the balance borrowed under the repurchase facility referred to above.

                   HEALTH AND REHABILITATION PROPERTIES TRUST

                             (DOLLARS IN THOUSANDS)

     Adjustments to the unaudited adjusted financial statements in respect of these transactions are as follows:

BALANCE SHEET:                                       INCOME STATEMENT:
  Real estate mortgages............  $(7,352)         Interest income..................  $ 2,307
  Borrowings.......................   (8,662)         Interest expense.................    1,040
  Cumulative net income............    1,310          Advisory fee.....................      112

     (c) SAFECO Portfolio. On June 4, 1993, the Company acquired for cash, three long-term care facilities and related improvement loans for $5,778. The facilities are subject to existing leases with terms expiring between 1995 and 2001. Adjustments to the unaudited adjusted financial statements in respect of these transactions are as follows:

INCOME STATEMENT:
  Rental income.......................  $313
  Interest income.....................   (42)
  Advisory fee........................    12
  Depreciation and amortization.......    54

     (d) Sun Healthcare. On November 1, 1993, the Company purchased a 143 bed long-term care facility in Seattle, Washington for $5,125 from Greenery Rehabilitation Group, Inc. (Greenery) and simultaneously leased it to Sun Healthcare Group, Inc. (Sun). In addition, the Company and Sun agreed to extend the lease arrangements on three nursing facilities that had been scheduled to expire in May, 1997, through December, 2005. Minimum annual rent under the new lease for the four properties is approximately $2,537. Adjustments to the unaudited adjusted financial statements in respect of this transaction are as follows:

INCOME STATEMENT:
  Rental income......................  $ 200
  Interest income....................   (137)
  Advisory fee.......................     21
  Depreciation and amortization......    109

     (e) Community Care of America. On December 30, 1993, the Company acquired 12 nursing homes and five retirement apartment complexes for $33,400 and leased them to subsidiaries of Community Care of America, Inc. (together with its subsidiaries, CCA). In addition, the Company has agreed to provide improvement financing of $7,300 to CCA. The acquired facilities have been leased on a triple net basis. The minimum annual rent from this transaction will be approximately $3,814.

     Also, in connection with the CCA purchase-lease transaction described above, the Company provided first mortgage financing on 14 nursing homes and one retirement apartment complex for $19,600 and a $7,000 note secured by a first lien on substantially all of the assets of the borrower at a weighted average interest rate of 10.9%. The notes mature in December 2016. Minimum annual interest from this transaction will be $2,909. Adjustments to the unaudited adjusted financial statements in respect of these transactions are as follows:

INCOME STATEMENT:
  Rental income.....................  $3,814
  Interest income...................   2,909
  Interest expense..................   3,243
  Advisory fee......................     300
  Depreciation and amortization.....     988

     (f) Horizon/Greenery Merger. On February 11, 1994, in connection with the merger of Greenery into Horizon Healthcare Corporation (Horizon) the Company sold to Horizon for $28,400, three facilities that had been leased to Greenery. The Company realized a capital gain of approximately $3,906 on the sale of these properties. In addition, Horizon has leased seven facilities previously leased to Greenery, on substantially similar terms except the leases were extended through 2005. The Company has also granted Horizon a ten

                   HEALTH AND REHABILITATION PROPERTIES TRUST

                             (DOLLARS IN THOUSANDS)

year option to buy, at the rate of no more than one facility per year, the seven leased facilities. Also, the Company leased the three remaining Greenery facilities to a newly formed corporation, Connecticut Subacute Corporation II (CSCII), an affiliate of HRPT Advisors, Inc. (Advisor). Theses facilities are being managed by and the lease payments are guaranteed by Horizon for a term of up to five years. The terms of these lease arrangements are substantially similar to the original lease arrangements. In addition, the Company provided Horizon with $9,400 first mortgage financing for two facilities. One of the facilities previously was owned by the Company and leased to Greenery. The mortgage notes bear interest at 11.5% per annum and will mature on December 31, 2000.

     Adjustments to the unaudited adjusted financial statements in respect of these transactions are as follows:


BALANCE SHEET:                                       INCOME STATEMENT:
  Cash and cash equivalents.......  $ 14,500           Rental income...................  $ (3,339)
  Land............................    (1,806)          Interest income.................     1,082
  Building and improvements.......   (25,568)          Interest expense................      (524)
  Equipment.......................    (1,445)          Advisory fee....................       (97)
  Accumulated depreciation........    (4,325)          Depreciation and amortization...      (760)
  Real estate mortgages and notes,
     net..........................     9,400
  Security deposits...............    (4,500)
  Cumulative net income...........     3,906

     (g) January 1993 Share Offering. On January 20, 1993, the Company received approximately $107,315 net proceeds from the public offering of 9,000,000 shares of the Company's stock. The proceeds were used, in part, to repay outstanding borrowings of $70,000 under the Company's term loans and $18,500 under the Company's revolving line of credit. On February 17, 1993, the Company received additional net proceeds of approximately $15,822 and issued 1,350,000 shares of the Company's stock in connection with the exercise of the underwriters' over-allotment option. Adjustments to the unaudited adjusted financial statements in respect of these transactions are as follows:

INCOME STATEMENT:
  Interest expense...................  $(401)

     (h) December 1993 Share Offering. During the last quarter of 1993, the Company raised approximately $121,655 net proceeds from the public offering of 9,000,000 Shares. The net proceeds were used to repay borrowings under the Company's repurchase facility and to fund the Community Care of America transaction. On January 19, 1994, the underwriters exercised their over-allotment option for 601,500 additional Shares, resulting in additional net proceeds to the Company of approximately $8.3 million. Adjustments to the unaudited adjusted financial statements in respect of these transactions are as follows:

BALANCE SHEET:                                          INCOME STATEMENT:
  Cash and cash equivalents........  $ 8,198              Interest income..................  $   519
  Additional paid-in capital.......    8,192              Interest expense.................  $(7,681)
  Common Shares....................        6

     (i) Goldome Mortgage Portfolio. On November 19, 1993, the Company was selected as the winning bidder for a portfolio of performing mortgage loans originated by Goldome Credit Corporation. These loans have a combined principal balance of approximately $29.2 million, mature between 1994 and 1999, and are secured by mortgages on 18 nursing homes located in eight states. The Company's bid was for approximately $27.8 million. On December 10, 1993, the Company acquired for $26.6 million mortgage loans with a combined principal balance of $27.9 million secured by 17 nursing homes. In February 1994, the Company acquired the remaining mortgage loan. Also in February 1994 one loan with a balance of $2,275 at

                   HEALTH AND REHABILITATION PROPERTIES TRUST

                             (DOLLARS IN THOUSANDS)

February 15, 1994 and December 31, 1993 was paid in full. Adjustments to the unaudited adjusted financial statements in respect of these transactions are as follows:

BALANCE SHEET:                                          INCOME STATEMENT:
  Real estate mortgages............  $(1,088)             Interest income..................  $ 2,866
  Borrowings.......................   (1,105)             Interest expense.................    1,686
  Cumulative net income............       17              Advisory fee.....................      128
                                                          Depreciation and amortization....       44

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE U.S. UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Additional Information................    2
Incorporation of Certain Information
  by Reference........................    2
Summary...............................    3
Recent Developments...................    5
The Company...........................    7
Distributions.........................    8
Capitalization........................    9
Use of Proceeds.......................    9
Investment and Financing Policy.......   10
Selected Financial Data...............   11
Properties............................   12
The Lessees and the Mortgagors........   13
Management............................   14
Federal Income Tax and ERISA
  Considerations......................   15
Underwriting..........................   16
Legal Matters.........................   17
Experts...............................   17
Unaudited Adjusted Financial
  Statements..........................  F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               10,000,000 SHARES

                                   HEALTH AND

                                 REHABILITATION
                                PROPERTIES TRUST
                                COMMON SHARES OF

                              BENEFICIAL INTEREST
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                              MERRILL LYNCH & CO.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                            PAINEWEBBER INCORPORATED

                           SMITH BARNEY SHEARSON INC.
                                 APRIL   , 1994

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS, DATED MARCH 29, 1994

PROSPECTUS
- -----------------
                               10,000,000 SHARES

                   HEALTH AND REHABILITATION PROPERTIES TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST
                            ------------------------

       Health and Rehabilitation Properties Trust (the "Company" or "HRP") is a real estate investment trust which invests primarily in retirement communities, assisted living centers, nursing homes and other long term care facilities. On March 25, 1994, the last reported sale price for the Shares on the New York Stock Exchange was $15 7/8.

     Of the 10,000,000 Shares offered by the Company, 1,500,000 Shares are being offered initially outside the United States and Canada by the International Managers and 8,500,000 Shares are being offered in a concurrent offering in the United States and Canada by the U.S. Underwriters (collectively, the "Offerings"). See "Underwriting".
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
   COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------
                                  PRICE TO             UNDERWRITING            PROCEEDS TO
                                   PUBLIC               DISCOUNT(1)            COMPANY(2)
- ------------------------------------------------------------------------------------------------
Per Share..................            $                     $                      $
- ------------------------------------------------------------------------------------------------
Total(3)...................            $                     $                      $
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several International Managers against certain liabilities, including certain liabilities under the Securities Act of 1933. See "Underwriting".

(2) Before deducting expenses payable by the Company estimated at $586,681.

(3) The Company has granted the International Managers and the U.S. Underwriters an option, exercisable by the U.S. Representatives for 30 days from the date of this Prospectus, to purchase up to 1,500,000 additional Shares solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting".

                            ------------------------

     The Shares offered hereby are offered by the several International Managers, subject to prior sale, when, as and if issued to and accepted by them and subject to approval of certain legal matters by Brown & Wood, counsel for the International Managers, and to certain other conditions. The International Managers reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Shares
offered hereby will be made in New York, New York on or about April   , 1994.
                            ------------------------

MERRILL LYNCH INTERNATIONAL LIMITED

                 DONALDSON, LUFKIN & JENRETTE
                       SECURITIES CORPORATION

                                   PAINEWEBBER INTERNATIONAL

                                                SMITH BARNEY SHEARSON INC.
                            ------------------------

               The date of this Prospectus is             , 1994

                  FEDERAL INCOME TAX AND ERISA CONSIDERATIONS

     The following description of certain Federal income tax matters and Employee Retirement Income Security Act of 1974, as amended ("ERISA"), considerations relating to the Company is qualified in its entirety by reference to the more detailed description thereof contained in the Company's Annual Report on Form 10-K, which is incorporated herein by reference. The opinion of Sullivan & Worcester, Boston, Massachusetts, regarding such matters has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Company is and intends to remain qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). As a REIT, the Company's net income which is distributed as dividends to shareholders will be exempt from Federal taxation. Distributions to the Company's shareholders generally will be includable in their income; however, dividends distributed which are in excess of current or accumulated earnings will be treated for tax purposes as a return of capital to the extent of a shareholder's basis, and will reduce the basis of shareholders' Shares. Approximately 26% of dividends distributed in calendar 1993 were treated as a return of capital.

     The Company intends to conduct its affairs so that the assets of the Company will not be deemed to be "plan assets" of any individual retirement account, employee benefit plan subject to Title I of ERISA, or other qualified retirement plan subject to Section 4975 of the Code which acquires its Shares. The Company believes that, under present law, its distributions do not create so called "unrelated business taxable income" to tax exempt entities such as pension trusts, subject, however, to certain new rules which apply to pension trusts holding more than 10% of the Shares.

SPECIAL TAX CONSIDERATIONS FOR FOREIGN SHAREHOLDERS

     The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Shareholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state, and local income tax laws on an investment in the Company, including any reporting requirements.

     In general, a Non-U.S. Shareholder will be subject to regular United States income tax with respect to its investment in the Company if such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States, or if the Non-U.S. Shareholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year. A corporate Non-U.S. Shareholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business may also be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to Non-U.S. Shareholders whose investment in the Company is not so effectively connected.

     A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, unless the dividend is effectively connected with the Non-U.S. Shareholder's conduct of a trade or business, such a dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the dividend unless such withholding is reduced by an applicable tax treaty (for example, the treaty between the United States and the United Kingdom provides generally for a maximum rate of withholding of 15% on dividends). A foreign governmental entity, such as a governmental pension plan, may qualify for a complete exemption from withholding on such dividends. A distribution of cash in excess of the Company's earnings and profits will be treated first as a nontaxable return of capital that will reduce a Non-U.S. Shareholder's basis in its shares (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to disposition of shares. A distribution in excess of the Company's earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company's current and accumulated earnings and profits. If its subsequently determined that such distribution is, in fact, in excess of current and accumulated earnings and profits, the Non-U.S. Shareholder may seek a refund from the IRS. The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower tax treaty applies and the required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files IRS Form 4224 with the Company claiming that the distribution is "effectively connected" income.

     For any year in which the Company qualifies as a REIT, distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Shareholder in accordance with the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Shareholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Shareholder will be taxed at the normal capital gain rates applicable to a U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder that is not entitled to treaty exemption. The Company will be required to withhold from distributions to Non-U.S. Shareholders, and remit to the IRS, 35% of the amount of any distribution that could be designated as capital gain dividends.

     Tax treaties may reduce the Company's withholding obligations. If the amount of tax withheld by the Company with respect to a distribution to a Non-U.S. Shareholder exceeds the shareholder's United States liability with respect to such distribution, the Non-U.S. Shareholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends corresponds to the maximum income tax rate applicable to corporations but is higher than the 28% maximum rate on capital gains of individuals.

     If the Shares fail to constitute a "United States real property interest" within the meaning of FIRPTA, a sale of the Shares by a Non-U.S. Shareholder generally will not be subject to United States taxation unless (i) investment in the Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case, as discussed above, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders on such gain or (ii) the Non-U.S. Shareholder is a non-resident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains.

     The Shares will not constitute a United States real property interest if the Company is a "domestically controlled REIT". A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Shareholders. It is currently anticipated that the Company will be a domestically controlled REIT, and therefore that the sale of Shares will not be subject to taxation under FIRPTA. However, because the Shares will be publicly traded, no assurance can be given that the Company will continue to be a domestically controlled REIT. If the Company did not constitute a domestically controlled REIT, whether a Non-U.S. Shareholder's sale of Shares would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the Shares were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange, on which the Shares are listed) and on the size of the selling shareholder's interest in the Company. If the gain on the sale of the Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). In any event, a purchaser of Shares from a Non-U.S. Shareholder will not be required under FIRPTA to withhold on the purchase price if the purchased Shares are "regularly traded" on an established securities market or if the Company is a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of Shares may be required to withhold 10% of the purchase price and to remit such amount to the IRS.

FEDERAL ESTATE TAX

     Shares owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING REQUIREMENTS

     The Company must report annually to the IRS and to each Non-U.S. Shareholder the amount of dividends paid to, and the tax withheld with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Shareholder resides. United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on Shares to a Non-U.S. Shareholder at an address outside the United States.

     The payment of the proceeds from the disposition of Shares to or through the United States office of a broker will be subject to information reporting and backup withholding at a rate of 31% unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Shareholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of Shares to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting. In the case of proceeds from a disposition of Shares paid to or through a non-U.S. office of a U.S. broker or paid to or through a non-U.S. office of a non-U.S. broker that is
(i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a person 50% or more of whose gross income from all sources for a certain three-year period was effectively connected with a United States trade or business, (a) backup withholding will not apply unless the broker has actual knowledge that the owner is not a Non-U.S. Shareholder, and (b) information reporting will not apply if the broker has documentary evidence in its files that the owner is a Non-U.S. Shareholder (unless the broker has actual knowledge to the contrary).

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Shareholder will be refunded (or credited against the Non-U.S. Shareholder's United States federal income tax liability, if any), provided that the required information is furnished to the IRS.

     EACH PROSPECTIVE PURCHASER OF THE SHARES OFFERED HEREBY IS ADVISED TO CONSULT HIS OWN PROFESSIONAL ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX AND ERISA CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE SHARES OFFERED HEREBY.

                                  UNDERWRITING

     The Managers named below (the "International Managers"), for whom Merrill Lynch International Limited, Donaldson, Lufkin & Jenrette Securities Corporation, PaineWebber International (U.K.) Ltd. and Smith Barney Shearson Inc. are acting as representatives (the "Lead Managers"), have severally agreed, subject to the terms and conditions of the International Purchase Agreement (the "International Purchase Agreement") with the Company relating to 1,500,000 Shares offered outside the United States and Canada (the "International Offering"), to purchase from the Company the respective number of Shares set forth opposite their names below.

                                                                             NUMBER
                              INTERNATIONAL MANAGER                         OF SHARES
        ------------------------------------------------------------------  ---------
        Merrill Lynch International Limited...............................
        Donaldson, Lufkin & Jenrette Securities Corporation...............
        PaineWebber International (U.K.) Ltd..............................
        Smith Barney Shearson Inc. .......................................
                                                                            ---------
                  Total...................................................  1,500,000
                                                                            =========

     The Company has also entered into the U.S. Purchase Agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States and Canada (the "U.S. Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Donaldson, Lufkin & Jenrette Securities Corporation, PaineWebber Incorporated and Smith Barney Shearson Inc. are acting as representatives (the "U.S. Representatives"), relating to the Shares offered in the United States and Canada (the "U.S. Offering"). Subject to the terms and conditions of the U.S. Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase, an aggregate of 8,500,000 Shares.

     Under certain circumstances, the commitments of non-defaulting International Managers and U.S. Underwriters may be increased. The public offering price per Share and the underwriting discount per Share are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

     In the International Purchase Agreement, the several International Managers have agreed, subject to the terms and conditions set forth therein, to purchase all of the Shares being sold pursuant to such agreement if any of the Shares being sold pursuant to such agreement are purchased and in the U.S. Purchase Agreement the several U.S. Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Shares being sold pursuant to such agreement if any of the Shares being sold pursuant to such agreement are purchased. The closings with respect to the sale of Shares to be purchased by the International Managers and the U.S. Underwriters are conditioned upon one another.

     The Lead Managers have advised the Company that the International Managers propose to initially offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $          per Share. The International
Managers may allow, and such dealers may reallow, a discount not in excess of
$          per Share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted to the International Managers and the U.S. Underwriters an option, exercisable by the U.S. Representatives for 30 days from the date of this Prospectus, to purchase up to an additional 1,500,000 Shares, solely to cover over-allotments, if any, at a price per Share equal to the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus, and, with respect to any such Shares issued after the record date for the quarterly dividend for the period ending March 31, 1994, less an amount equal to such dividend. If the U.S. Representatives exercise such option, each International Manager and U.S. Underwriter will, subject to certain conditions, have a firm commitment to purchase approximately the same percentage of such option Shares which the number of Shares to be purchased initially by it bears to 10,000,000 Shares.


     The International Managers and the U.S. Underwriters have entered into an Intersyndicate Agreement (the "Intersyndicate Agreement") that provides for coordination of their activities. Pursuant to the Intersyndicate Agreement, sales may be made between the International Managers and the U.S. Underwriters of such number of Shares as may be mutually agreed. The price of any Shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell Shares will not offer to sell or sell Shares to any U.S. or Canadian person or to any person they believe intends to resell to any U.S. or Canadian person, and the U.S. Underwriters and any dealer to whom they sell Shares will not offer to sell or sell Shares to any non-U.S. or non-Canadian person or to any person they believe intends to resell to any non-U.S. or non-Canadian person, except, in each case, for transactions pursuant to the Intersyndicate Agreement.

     Each International Manager has agreed that it has not offered or sold and will not offer or sell in the United Kingdom, by means of any document, any Shares offered by the Company other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent (except in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985).

     Each International Manager has further agreed that it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares offered by the Company in, from or otherwise involving the United Kingdom. Each International Manager has also agreed that it has only issued and passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the Shares offered by the Company if that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988.

     The Company has agreed to indemnify the several International Managers and the several U.S. Underwriters against certain liabilities, including liabilities under the Securities Act.

     The Company and the Advisor have each agreed that, for a period of 90 days after the date of this Prospectus, it will not, without the prior consent of MLPF&S, issue, sell, contract to sell, grant any option for the sale of, or otherwise dispose of any Shares, other than the Shares being sold in connection with the transactions discussed herein, pursuant to the Company's 1992 Incentive Share Award Plan, and Shares issued upon exercise of any outstanding options. The Company has agreed that, during such 90 day period, it will not, without the prior consent of MLPF&S, terminate, modify or waive any provision in any agreement to which it is a party that restricts or limits the transferability of any Shares.


     MLPF&S will be entitled to an advisory fee from the Company in connection with consummation of the Marriott Transaction. As described under "The
Company -- Recent Developments -- The Marriott Transaction", the Company is also negotiating with MLMCI, a subsidiary of MLPF&S, for provision of the MLMCI Facility which may be used in connection with the Company's consummation of the Marriott Transaction. MLMCI will be entitled to a fee upon consummation of the Marriott Transaction and additional fees if the MLMCI Facility is consummated. In addition, MLPF&S and MLMCI are both presently entitled to reimbursement from the Company for their respective out-of-pocket expenses incurred in advising and assisting the Company in connection with the Marriott Transaction.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INTERNATIONAL UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Additional Information................    2
Incorporation of Certain Information
  by Reference........................    2
Prospectus Summary....................    3
Recent Developments...................    5
The Company...........................    7
Distributions.........................    8
Capitalization........................    9
Use of Proceeds.......................    9
Investment and Financing Policy.......   10
Selected Financial Data...............   11
Properties............................   12
The Lessees and the Mortgagors........   13
Management............................   14
Federal Income Tax and ERISA
  Considerations......................   15
Underwriting..........................   18
Legal Matters.........................   19
Experts...............................   19
Unaudited Adjusted Financial
  Statements..........................  F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               10,000,000 SHARES
                                   HEALTH AND

                                 REHABILITATION
                                PROPERTIES TRUST
                                COMMON SHARES OF

                              BENEFICIAL INTEREST
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                          MERRILL LYNCH INTERNATIONAL

                                    LIMITED

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                           PAINEWEBBER INTERNATIONAL

                           SMITH BARNEY SHEARSON INC.


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                     APPENDIX TO ELECTRONIC FORMAT DOCUMENT

PAGE 3:

  Pie chart

     A pie chart depicting the percentage of the Company's investments which will be in Properties operated by Marriott International (38%); Other Public Companies (Horizon Healthcare, GranCare, Sun Healthcare, Integrated Health, Beverly Enterprises and Hillhaven) (32%); and 30 Private Companies (30%).

  Dividend chart

     A bar graph depicting HRP Dividend Growth: 1987 - $1.06; 1988 - $1.12; 1989 - $1.14; 1990 - $1.17; 1991 - $1.23; 1992 - $1.26; 1993 - $1.30; Quarter
ended March 31, 1994 annualized - $1.32.

PAGE 7:

  Map

     A map of the United States with the states listed immediately below the map shaded and with stars indicating the locations of the Marriott Properties (5 in Florida, 3 in Virginia, 2 in Arizona, 1 each in California, Illinois, Maryland and Texas).

PAGE 10:

  Pie charts

     Two pie charts depicting the HRP Capital Structure before the sale of Shares and the Marriott Transaction: debt (14%) and equity (86%); after the sale of Shares and Marriott Transaction: debt (27%) and equity (73%).

PAGE 12:

  Pie charts

     Two pie charts depicting the division of HRP's portfolio by type of property: Nursing homes, assisted living and retirement communities (97%) and two psychiatric facilities (3%); and by type of investment: purchase and lease (81%) and mortgages (19%).

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

     Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the Shares registered hereby, other than underwriting discounts and commissions.

        Registration Fee Under Securities Act.............................  $  61,962
        NASD Filing Fee...................................................     18,469
        Blue Sky Fees and Expenses........................................     25,000
        Legal Fees........................................................    200,000
        Accounting Fees...................................................    125,000
        Printing and Engraving............................................     75,000
        Listing Application Fees..........................................     40,250
        Transfer Agent Fees...............................................      1,000
        Miscellaneous Fees................................................     40,000
                                                                            ---------
                  Total...................................................  $ 586,681
                                                                            =========

- ---------------

* All expenses are estimated except the SEC registration fee and the NASD filing fee.

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

     Section 7.4 of the Company's Declaration of Trust, filed as Exhibit 3.1 to this Registration Statement, which provides for indemnification of Trustees and officers of the Company, is hereby incorporated by reference.

     Reference is made to Section 7 of the Underwriting Agreement (Exhibit 1.1 hereto) with respect to certain provisions for indemnification by the Underwriters of the Company, Trustees, officers and controlling persons under certain circumstances.


ITEM 16.  EXHIBITS.

  1.1  Form of U.S. Purchase Agreement.(***)
  1.2  Form of International Purchase Agreement.(***)
  3.1  Declaration of Trust, as amended.(1)
  3.2  By-Laws.(2)
  5.1  Opinion and Consent of Sullivan & Worcester regarding legality.(**)
  5.2  Opinion and Consent of Piper & Marbury.(**)
  8.1  Opinion and Consent of Sullivan & Worcester regarding tax matters.(**)
 23.1  Consent of Sullivan & Worcester (included in their opinions to be filed as Exhibits
       5.1 and 8.1 to this Registration Statement).
 23.2  Consent of Piper & Marbury (included in their opinion to be filed as Exhibit 5.2 to this Registration Statement).
 23.3  Consent of Ernst & Young (included as page II-3 of this Registration Statement).(*)
 23.4  Consent of Arthur Andersen & Co. (included as page II-4 of this Registration
       Statement).(*)

 23.5  Consent of KPMG Peat Marwick (included as page II-5 of this Registration
       Statement).(*)
   24  Powers of Attorney.(*)

- ---------------

  (*) Filed herewith.

 (**) To be filed by amendment.

(***) Previously filed.

 (1) Incorporated by reference to the Company's Registration Statement No. 33-71422 on Form S-3 dated November 9, 1993 and amendment thereto.

 (2) Incorporated by reference to the Company's Registration Statement No. 33-9412 on Form S-11 dated October 10, 1986 and amendments thereto.


ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (b)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Health and Rehabilitation Properties Trust for the registration of 11,500,000 of its common shares of beneficial interest and to the incorporation by reference therein of
(a) our report dated February 11, 1994 with respect to the financial statements and schedules of Health and Rehabilitation Properties Trust included in its Annual Report (Form 10-K) for the year ended December 31, 1993, (b) our report dated December 30, 1993 with respect to the consolidated financial statements and schedules of Greenery Rehabilitation Group, Inc. included in Greenery's Annual Report (Form 10-K) for the year ended September 30, 1993, and (c) our report dated February 19, 1993 with respect to the consolidated financial statements and schedules of GranCare, Inc. included in GranCare's Annual Report (Form 10-K) for the year ended December 31, 1992, all filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG

Boston, Massachusetts
March 29, 1994

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated July 23, 1993 (except with respect to the matters discussed in Note 15, as to which the date is August 2, 1993), included in Horizon Healthcare Corporation's Form
10-K/A -- Amendment No. 3 for the year ended May 31, 1993, dated October 5, 1993, and to all references to our Firm included in this registration statement.

                                          ARTHUR ANDERSEN & CO.

Albuquerque, New Mexico
March 29, 1994

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
     Horizon Healthcare Corporation:

     We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG PEAT MARWICK

Albuquerque, New Mexico
March 29, 1994

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on April 1, 1994.

                                          HEALTH AND REHABILITATION
                                          PROPERTIES TRUST

                                          BY:          DAVID J. HEGARTY
                                              --------------------------------
                                                      David J. Hegarty,
                                                  Executive Vice President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

                 SIGNATURES                                 TITLE                    DATE
- ---------------------------------------------    ---------------------------      ------------
            MARK J. FINKELSTEIN*                 President and Chief              April 1, 1994
- ---------------------------------------------      Executive Officer
            Mark J. Finkelstein

             DAVID J.  HEGARTY                   Executive Vice President         April 1, 1994
- ---------------------------------------------      and Chief Financial and
              David J. Hegarty                     Accounting Officer

            JOHN L. HARRINGTON*                  Trustee                          April 1, 1994
- ---------------------------------------------
            John L. Harrington

          ARTHUR G. KOUMANTZELIS*                Trustee                          April 1, 1994
- ---------------------------------------------
          Arthur G. Koumantzelis

         REV. JUSTINIAN MANNING, C.P.*           Trustee                          April 1, 1994
- ---------------------------------------------
         Rev. Justinian Manning, C.P.

            BARRY M. PORTNOY*                    Trustee                          April 1, 1994
- ---------------------------------------------
              Barry M. Portnoy

           GERARD M. MARTIN*                     Trustee                          April 1, 1994
- ---------------------------------------------
           Gerard M. Martin

*By:        DAVID J. HEGARTY
- ---------------------------------------------
            David J. Hegarty
            Attorney-in-fact


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